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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 (File No. 333-60789) to the registration statement on Form N-1A ("Registration Statement") of our report dated February 25, 2000 relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Reports to Shareholders of The Vantagepoint Funds, which is also incorporated by reference in this Registration Statement.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Legal Counsel, Independent Auditors and Custodian" and "Financial Statements" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2000